Rule 17g-1 - Bonding of Officers and Employees of
       Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I	                     $2,500,000
JPMorgan Trust II	                      2,500,000
Undiscovered Managers Funds	                750,000
JPMorgan Insurance Trust	              1,000,000
J.P. Morgan Fleming Mutual Fund Group, Inc.   2,500,000
J.P. Morgan Mutual Fund Group	                450,000
J.P. Morgan Mutual Fund Investment Trust      1,000,000
JPMorgan Institutional Trust	  	      2,300,000
Pacholder High Yield Fund, Inc.	                600,000
J.P. Morgan Access Multi-Strategy Fund, L.L.C.  750,000


The Premium for JPMorgan Trust I, JPMorgan Trust II,
Undiscovered Managers Funds, JPMorgan Insurance Trust,
J.P. Morgan Fleming Mutual Fund Group, Inc.,
J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund
Investment Trust, JPMorgan Institutional Trust, Pacholder
High Yield Fund, Inc. and J.P. Morgan Access Multi-Strategy
Fund, L.L.C. is paid for the period
March 1, 2011 to March 1, 2012.